Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

PLX PHARMA INC.

I, the undersigned, for the purpose of creating and organizing a corporation under the provisions of and subject to the requirements of the General Corporation Law of the State of Delaware (the “DGCL”), certify as follows:

Article 1.          The name of the corporation is PLx Pharma Inc. (the “Corporation”).

Article 2.          The address of its registered office in the State of Delaware is 1675 South State Street, Suite B, in the City of Dover, County of Kent, Delaware 19901. The name of its registered agent at such address is Capitol Services, Inc.

Article 3.          The nature or purposes of the business to be conducted or promoted by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Article 4.          A.        The total number of shares of stock which the Corporation is authorized to issue is 110,000,000, 100,000,000 of which shall be common stock, par value $0.001 per share, and 10,000,000 of which shall be preferred stock, par value $0.001 per share.

B.         The board of directors is hereby expressly authorized to provide, out of the unissued shares of preferred stock, for one or more series of preferred stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers, if any, of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The powers, preferences and relative, participating, optional and other special rights of each series of preferred stock, and the qualifications, limitations or restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

Article 5.          In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws or adopt new Bylaws without any action on the part of the stockholders; provided that any Bylaw adopted or amended by the board of directors, and any powers thereby conferred, may be amended, altered or repealed by the stockholders; provided further that, in the case of amendments by stockholders, the affirmative vote of the holders of at least 66 ⅔% percent of the voting power of the then outstanding voting stock, voting together as a single class, shall be required to alter, amend or repeal Article I, Section 2 (Calling of Special Meetings), Article I, Section 14 (Written Consent in Lieu of Meeting Not Permitted), Article II, Section 1 (Management, Composition, Classification), Article II, Section 2 (Vacancy), Article II, Section 10 (Removal), Article VIII (Indemnification) or Article IX (Amendments) of the Bylaws, or to adopt any Bylaw inconsistent with any of the foregoing.

Article 6.          Any action required or permitted to be taken by the stockholders of the corporation must be effected at a duly called annual or special meeting of stockholders of the corporation and may not be effected by any consent in writing in lieu of a meeting of such stockholders.

Article 7.          The corporation shall indemnify the directors, officers, employees or agents of the corporation, or any person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, benefit plan, non-profit or charitable organization, or other enterprise, to the full extent that corporations shall have the power to indemnify such persons under the DGCL. Neither the amendment nor repeal of this paragraph, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this paragraph, shall eliminate or reduce the effect of this paragraph in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Article 8.          To the fullest extent permitted by the DGCL, as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Neither the amendment nor repeal of this paragraph, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this paragraph, shall eliminate or reduce the effect of this paragraph in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

Article 9.          Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of stock of the Corporation required by law or by this Certificate of Incorporation or any certificate of designation filed with respect to a series of Preferred Stock, the affirmative vote of the holders of at least 66 ⅔% of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Article 5, 6, 7, 8, or 9, or to adopt any provision of this Certificate of Incorporation inconsistent with any of the foregoing.

Article 10.         The name and mailing address of the incorporator are David Jorden, 8285 El Rio Street, Suite 130, Houston, Texas 77054.

Article 11.         The initial directors of the Corporation—each having their address at 8285 El Rio Street, Suite 130, Houston, Texas 77054—are as follows:

Michael J. Valentino

David Jorden

Lenard M. Lichtenberger, PhD

Peter Mann

Gary Mossman

Joseph Piper

Alexander F. Seelenberger

Ronald R. Zimmerman

[Signature Page Follows]

I, the Undersigned, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this 24th day of July, 2015.

/s/ David Jorden
By: David Jorden, Incorporator

Signature Page to Certificate of Incorporation